UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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Keane, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Keane, Inc.
100 City Square
Boston, Massachusetts 02129

SPECIAL MEETING OF SHAREHOLDERS

SUPPLEMENT DATED MAY 4, 2007
TO PROXY STATEMENT DATED APRIL 13, 2007

GENERAL INFORMATION

This supplement is being mailed to the shareholders of Keane, Inc. who are eligible to vote at the special meeting of shareholders being held for the purposes set forth in the notice of special meeting of shareholders and accompanying proxy statement which were first mailed to Keane shareholders on April 16, 2007.  All holders of record of our common stock as of the close of business on April 5, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.  This supplement and accompanying proxy card are first being mailed to shareholders on or about May 4, 2007.

As discussed in more detail in the proxy statement, we will hold a special meeting of the shareholders of Keane, Inc. at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on Tuesday, May 15, 2007, at 10:00 a.m., local time, to consider and act upon the following matters:

1.                                       To approve the Agreement and Plan of Merger, dated as of February 6, 2007, among Keane, Inc., Caritor, Inc. and Renaissance Acquisition Corp., a wholly owned subsidiary of Caritor, as such agreement may be amended from time to time;

2.                                       To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

3.                                       To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our board of directors recommends that you vote “FOR” the approval of the merger agreement and recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

Your vote is very important.   We are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting. A failure to vote will have the same effect as a vote against the approval of the merger agreement.

Shareholders are urged to read this supplement carefully together with the definitive proxy statement, dated April 13, 2007, previously mailed to our shareholders on or about April 16, 2007.  The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement.  If you need another copy of the definitive proxy statement or this supplement, you may obtain it free of charge from Keane by directing such request to: Keane, Inc., Attention: Larry M. Vale, Vice President Investor Relations and Employee Communications, 100 City Square, Boston, Massachusetts 02129, 617-517-1290.  The definitive proxy statement, dated April 13, 2007, may also be found on the internet at www.sec.gov.

VOTING AND REVOCABILITY OF PROXIES

The holders of record of shares of our common stock as of the close of business on April 5, 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.  On the record date, there were approximately 59,157,710 shares of our common stock outstanding held by approximately 1,974 shareholders of record.

Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope, or by submitting a proxy through the Internet or by telephone.

NO ACTION IN CONNECTION WITH THIS SUPPLEMENT IS REQUIRED BY ANY SHAREHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY.

You can change your vote and revoke your proxy at any time before the polls close at the special meeting by doing any one of the following:

•                  signing and submitting another proxy with a later date;

•                  accessing the Internet and following the instructions for Internet proxy authorization that appear on the enclosed proxy card;

•                  following the instructions that appear on the enclosed proxy card for proxy authorization by telephone; or

•                  voting in person at the meeting.

Your attendance alone at the special meeting will not revoke your proxy. If you wish to revoke your previously submitted proxy at the special meeting, you must deliver a completed proxy card with a later date in person or complete a ballot to be made available at the special meeting. If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Inc., our proxy solicitor, at:

Email: keainfo@georgeson.com
Banks and Brokerage Firms, Please Call: (212) 440-9800

Shareholders and All Others Call Toll Free: (888) 549-6613

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in the proxy statement, as supplemented by this supplement.

SUPPLEMENTAL INFORMATION

Litigation Related to the Merger

As set forth in the proxy statement, we are aware of two purported class action lawsuits related to the merger filed against us, each of our directors, certain of our current and former executive officers, certain of our former directors and certain other of our employees.

The first lawsuit, Susan Nichols v. John F. Keane, et al., was filed on February 13, 2007 in Massachusetts Superior Court and amended on April 20, 2007.  The lawsuit alleges, among other things, breach of fiduciary duties, that the merger is unfair and inadequate and that certain of the disclosures contained in the proxy statement dated April 13, 2007 about the proposed merger are deficient. The amended complaint seeks, among other relief, unspecified money damages, an injunction against consummating the merger, and costs and disbursements.

The second lawsuit, Henry C. Blaufox v. John F. Keane, Sr., et al., was filed on February 14, 2007 in the United States District Court, District of Massachusetts and amended on April 18, 2007. The lawsuit alleges, among other things, breach of fiduciary duties, violations of Section 14 of the Exchange Act, that certain of the disclosures contained in the proxy statement dated April 13, 2007 about the proposed merger are deficient, abuse of control, gross mismanagement, constructive fraud, corporate waste and unjust enrichment in connection with matters such as the merger and alleged stock option backdating. The amended complaint seeks, among other relief, unspecified money damages, an injunction against consummating the merger, and costs and disbursements.

We believe that plaintiffs’ claims in both lawsuits that certain of our proxy disclosures about the proposed merger are deficient are without merit.  We believe that the information plaintiffs allege we should have disclosed (i) is not required to be disclosed under the federal securities laws or under state law and (ii) is not material as a matter of law or in the context of the matters to be considered in connection with the special meeting.  Nevertheless, to avoid any argument that the proxy statement should have included factual information on the issues identified by plaintiffs, we are providing the following supplemental information.

Stock Option Inquiry

The proxy statement is supplemented to add the following disclosure in “The Merger—Stock Option Inquiry”:

As set forth in the proxy statement, on March 16, 2007, we filed a Form 12b-25 with the SEC indicating that we would not file our annual report on Form 10-K for the year ended December 31, 2006 on a timely basis as a result of the ongoing stock option inquiry. We believe we will not be able to file the annual report on Form 10-K until the special committee completes its inquiry.  We also believe we will not be able to file the annual report on Form 10-K until our management, in consultation with our independent registered public accounting firm, is able to assess whether our historical stock option practices should have had any impact on our historical accounting and, as a result, whether and to what extent any adjustment is required to our historical financial statements.  If the prospective debt lenders to Caritor have not been provided with or we have not filed with the SEC the financial statements required by the Debt Commitment Letter and the prospective debt lenders have not been provided with either the financial data or the pro forma financial statements required by the Debt Commitment Letter, neither we nor Caritor will be required to proceed with the merger.  The financial data includes audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Keane for the fiscal year ended December 31, 2006 and may also include unaudited interim statements for subsequent periods.  However, Caritor may give us three business days notice that this condition has been waived.  If we do have audited results for the twelve-month period ended December 31, 2006 prior to the completion of the merger, we will make those audited results available to our shareholders by filing them with the SEC.  If our audited results for the twelve-month period ended December 31, 2006 were superior to the previously furnished unaudited results for that same period, then we do not anticipate that the disclosure of these superior results would impact adversely the closing of the merger.

Under Massachusetts law, a plaintiff bringing a lawsuit derivatively on behalf of a corporation typically must remain a shareholder throughout the litigation.  The plaintiff in the Blaufox lawsuit has brought several of his claims derivatively.  If the merger is concluded, the plaintiff in Blaufox will no longer be a shareholder of Keane and could lose his standing to maintain those of his claims brought derivatively.  Regardless of whether the plaintiff in Blaufox loses standing in the event that the merger is concluded, the SEC, Keane and /or Caritor could continue with any investigation and seek remedies for any improper stock option grants and stock option practices.  Those remedies, if any, may or may not be for the benefit of Keane’s pre-merger shareholders.  As a result of these inquiries, we could be subject to monetary damages, fines and penalties and our officers and/or directors could be prohibited from serving as officers and directors of any public company and could be subject to criminal penalties as well as an obligation to disgorge to Keane any amounts received as a result of any improper stock option grants and stock option practices.

If it is determined that any of our officers and directors received (or are to receive as cash payments for in-the-money options in the merger) amounts as a result of any improper stock option grants and stock option practices, these amounts could be subject to a number of possible outcomes, ranging from no action being taken (resulting in a potential windfall to these individuals) to a partial or total disgorgement to Keane.

Background of the Merger

The proxy statement is supplemented to add the following disclosure in “The Merger—Background of the Merger”:

Potential strategic alternatives discussed during the telephonic conversation with members of our board of directors on May 15, 2006 and the special meeting of the board of directors on May 24, 2006 included pursuing the existing management plan, selling our health care services division, recapitalizing the company, engaging in a strategic merger and selling the entire company.

Morgan Stanley participated in the special meeting of the board of directors on May 24, 2006 at the invitation of our board.  In considering potential strategic alternatives, the board contacted Morgan Stanley, which had previously provided financial advisory and financing services to us.  We did not consult with or consider retaining any financial advisor other than Morgan Stanley, based on our previous long-term experience with Morgan Stanley as well as Morgan Stanley’s qualifications, experience and expertise.  Our board of directors made a determination on May 24, 2006 to formally engage Morgan Stanley to assist us in a financial advisory review of Keane with the objective of addressing the interests and investment objectives of our shareholders.  Following that date, we negotiated with Morgan Stanley the terms of a formal engagement letter.  We entered into this engagement letter on June 14, 2006 once we had reached mutually-acceptable terms, but before the February 2007 commencement of the Blaufox lawsuit or the stock option inquiry.

Morgan Stanley did not evaluate our past stock option grants or stock option practices as part of its preliminary or final analyses, all of which took place before the February 2007 commencement of the Blaufox lawsuit and the stock option inquiry. As part of its analysis, Morgan Stanley reviewed the equity research long term growth estimate for Keane as reported by IBES, one of its routine sources for this data. Morgan Stanley used IBES because IBES collects data from a variety of equity research analysts. In this case, IBES reported the receipt of a long term growth estimate for Keane from only one such analyst, noting that this rate was 15%. This estimate was not consistent with Keane’s recent performance or management’s near term outlook.

On July 11, 2006, our board of directors held a telephonic meeting at which Morgan Stanley presented an update regarding its review of our strategic alternatives, focusing on continuing to pursue our existing management plan or selling the company.

The 24 potential buyers contacted by Morgan Stanley following our formal engagement of Morgan Stanley were identified by Morgan Stanley in consultation with Keane, and consisted of potential buyers that we and Morgan Stanley believed had the sophistication, funding access and possible strategic interest to effect a potential transaction.  Neither CVCI nor Caritor was among these 24 potential buyers.

Of the nine preliminary indications of interest, the board determined to proceed with the six preliminary indications of interest that had the highest range of indicated value.  The other three potential buyers did not choose to increase their value indications when informed that they were not invited to proceed based on their preliminary indications.

On August 18, 2006, John Keane, Sr., the chairman of our board of directors, met with a senior executive of one of the remaining potential buyers at the senior executive’s request.  This senior executive wanted to discuss the buyer’s continued interest in pursuing a transaction with someone whom he considered to be his counterpart at Keane. This potential buyer was one of the bidders that decided not to submit a final bid.

None of the potential buyers involved in the process as of August 28, 2006 had decided to submit a final bid.  Parties cited various reasons for not pursuing a transaction further, including determining in the course of the due diligence review that the Keane business mix was different than originally anticipated, uncertainty regarding the status of our One Keane restructuring initiative (an initiative commenced in 2005 to migrate Keane’s organizational structure from a geographic network of local branches to an integrated global matrix) and concerns about the potential for Keane’s future revenue growth.

From September 1, 2006 through October 5, 2006, Morgan Stanley contacted three of the former potential buyers, each of which had indicated that they might be prepared to continue discussions if Keane was not otherwise able to consummate a sale transaction, including the two financial buyers that had so indicated between August 11 and 18.

In late September 2006 and early October 2006, representatives of UBS, who, along with Citigroup, were eventually retained as financial advisors to Caritor, facilitated introductory meetings between representatives of Citigroup Venture Capital International, or CVCI, a principal shareholder of Caritor, and representatives of Keane to discuss the possibility of a bid by CVCI to acquire Keane.  The representatives of Keane that participated in these meetings included one or more of Laurence D. Shaw, Glenn Giles, Joe Golden, Greg Blatt and Scott Mayo.  Prior to its introduction of representatives of Keane to CVCI, UBS had previously attended a Keane management presentation as a potential source of financing for a previous potential financial buyer.

On November 10, 2006, CVCI requested that Caritor be provided with access to Keane’s online data room to conduct due diligence.  At that time, CVCI and Caritor were considering a joint purchase of Keane.

On November 21, 2006, CVCI dropped out of the process indicating that CVCI and Caritor were no longer interested in pursuing a potential transaction.  They did not give a specific reason for their decision.

On December 2, 2006, a new financial buyer, which we refer to as the new bidder, submitted an unsolicited proposal to acquire Keane in a transaction for a purchase price of $12.00-$13.00 per share in cash.  On December 14, 2006, the new bidder revised its proposal to purchase Keane for $13.00-$14.00 per share in cash based on a response from us that its initial bid was inadequate.

On December 6, 2006, CVCI contacted Morgan Stanley to express its interest in acquiring Keane in partnership with an IT services company other than Caritor.  This IT services company was not previously part of the process.  On December 19, 2006, CVCI and its proposed IT services company partner withdrew from the process, indicating that an acquisition of Keane was inconsistent with the IT services company’s previously announced strategic goals.

On December 20, 2006, Morgan Stanley spoke with John F. Keane, Sr., John F. Keane, Jr., and Larry Begley, members of our board of directors, regarding the second new bidder, which was a financial bidder.  Morgan Stanley spoke with these board members rather than the entire board because they had volunteered to serve as points of contact between the board and Morgan Stanley.  In its proposal, which was marked private and strictly confidential, the second new bidder indicated its level of committed capital, which was less than 50%-57% of the proposed range of transaction value. Morgan Stanley advised the board members that the size of the second new bidder’s fund would likely preclude the second new bidder from financing a transaction of this magnitude without involving additional equity financing sources. The board subsequently determined that Keane should not pursue a transaction with the second new bidder because the bid was not a credible bid given Keane’s understanding of the second new bidder’s limited financial resources, lack of due diligence on Keane prior to making its bid and insubstantial history in IT services transactions and in transactions of a comparable size.

On February 4, 2007, our board of directors considered and discussed extensively the economic and legal considerations of the proposed transaction with Caritor as well as the option of remaining an independent company.  Our board discussed the economic matters with Morgan Stanley and the legal matters with WilmerHale.  The board considered management’s financial projections, which were made available to Morgan Stanley in connection with consideration of the merger, and compared them to the value of the proposed transactions with Caritor.  Our board determined that the proposed transaction represented better value to Keane’s shareholders than remaining an independent company.

On February 8, 2007, the second new bidder reiterated to Morgan Stanley the bidder’s continued interest in acquiring Keane on the terms originally proposed by the second new bidder on December 19, 2006. This reiteration of interest did not provide any additional information regarding the second new bidder or its proposal.  Morgan Stanley, based on consultation with us, responded that, under the terms of the merger agreement, we were not in a position to discuss the matter.  Our board of directors did not have information about the second new bidder and its indication of interest that would permit it to determine in good faith, after consultation with its financial advisor and outside counsel, that the second bidder’s indication of interest was, or was reasonably likely to result in, a superior proposal as required by the merger agreement before the board could discuss the matter with the new bidder.

Opinion of Financial Advisor

The proxy statement is supplemented to add the following disclosure in “The Merger—Opinion of Financial Advisor”:

The metrics and financial multiples for each of the comparable companies reviewed in connection with Morgan Stanley’s Comparable Company Analysis were as follows:

Selected IT Services Companies	Price / Calendar Year 2007E EPS
Accenture Ltd.	19.9x

BearingPoint, Inc.	18.3x

Capgemini Ernst & Young Group	19.1x

CGI Group Inc.	11.3x

CIBER, Inc.	14.2x

Covansys Corporation	18.5x

Perot Systems Corporation	17.7x

Xansa Plc	15.3x

Morgan Stanley discounted the unlevered free cash flows from the Sensitivity Case for fiscal years 2007 through 2011 to present values using a 10% estimated weighted average cost of capital estimated using the Capital Asset Pricing Model.

The discounted cash flow analysis assumed terminal values based on a perpetual growth rate of 3.0% - 4.0%.  Morgan Stanley used its judgment in the context of Keane’s historical growth and overall growth in GDP in determining that using a perpetual growth rate of 3.0% - 4.0% was reasonable and appropriate.

The ratio of price per share to analyst EPS estimates considered in connection with Morgan Stanley’s Precedent Transaction Analysis and the financial multiples for each of the precedent transactions reviewed in connection with Morgan Stanley’s Precedent Transaction Analysis were as follows:

Acquired Company	Acquiror	Price / Next Calendar Year EPS
Affiliated Computer Services, Inc.	Investor Consortium	18.0x*

Anteon International Corporation	General Dynamics Corporation	23.9x

Unilog	LogicaCMG Plc	19.8x

i-Flex Solutions Limited	Oracle Corporation	23.0x

Titan Corporation	L3 Communications Corporation	20.3x

PEC Solutions, Inc.	Nortel Networks Corporation	20.9x

Kanbay International, Inc.	Capgemini	24.4x

*                    Rumored transaction in December 2005—January 2006. No transaction was announced or completed.

Morgan Stanley reviewed and analyzed future public market trading price targets for shares of our common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of shares of our common stock approximately a year from the date of the analyst’s report. The range of equity analyst price targets for Keane, discounted to the present value using a discount rate of 10%, was $9.10 - $11.80.  Morgan Stanley discounted the price targets to present value because the price targets represent future price targets approximately a year from the date of the analysts’ reports.  In discounting these price targets, Morgan Stanley utilized a discount rate of 10% based on Keane’s estimated cost of equity,  estimated using the Capital Asset Pricing Model.

Based on information provided by Caritor and CVCI, Morgan Stanley has not received any fees for financial advisory services from either Caritor or CVCI, although Morgan Stanley has provided financial services to affiliates of CVCI, a subsidiary of Citigroup.  Morgan Stanley may also seek to provide such services to us, Caritor, and our and Caritor’s shareholders and affiliates in the future and receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided us financial advisory services and a financial opinion in connection with the merger, and we agreed to pay Morgan Stanley a fee of approximately $10 million, approximately 98% of which is contingent upon completion of the merger.

Financial Projections

The proxy statement is supplemented to add the following disclosure in “The Merger—Financial Projections”:

Our management typically prepares five-year pro forma financial business plans on an annual basis, financial projections for the current year on a monthly basis and, in the last quarter of each year, financial projections for the ensuing year.  The five-year financial business plans, however, are typically prepared only at a high level by division.  The current and ensuing year projections are prepared in more detail and are based on client-by-client business estimates.  Our management considered and provided to Morgan Stanley financial projections for 2006 and 2007 because management believed that only two years of projections could be prepared with reasonable accuracy given the uncertainty of the impact of the One Keane transformation on our revenues and costs, recent changes in our management and the rapid rate of changes in the market in which we compete.

Interests of our Directors and Executive Officers in the Merger

The proxy statement is supplemented to add the following disclosure in “The Merger—Interests of our Directors and Executive Officers in the Merger”:

Our consulting agreement with Brian Keane, which provides that Mr. Keane shall serve our board of directors as a consultant until December 31, 2007, will not be affected by the merger.  The board did not ask Brian Keane to provide any consulting services or make any communications, and did not have any communications with Brian Keane, in connection with the proposed sale of the company, other than any communications that Brian Keane may have had with members of his family.